CPS Technologies Corporation Announces Selection of new Chief Financial Officer

Norton, Massachusetts, April 8, 2019. CPS Technologies Corporation (Nasdaq:CPSH) is pleased to announce that Charles K. Griffith Jr. will be joining CPS as Chief Financial Officer upon the retirement of Ralph Norwood. Mr. Griffith’s appointment as CFO will be effective May 6, 2019.

Grant Bennett, CEO, commented, “We are very grateful to Ralph Norwood for the significant contributions he has made to CPS over the last seven years and look forward to his continued involvement through a transition period. We wish him well as he retires after a very productive and remarkable career.”

“Last year when Ralph announced his desire to retire we began a thorough search process which has led us to Charles (Chuck) Griffith. Chuck brings the skills, experience and enthusiasm to continue to move CPS forward. His extensive manufacturing and international experience will serve CPS well,” said Bennett.

Mr. Griffith was most recently the CFO of SPRI Clinical Trials Global, LLC, a company managing clinical trials for the pharmaceutical industry with offices in the USA, Ukraine, Georgia and Russia. Prior to joining SPRI, Mr. Griffith was the Vice President-Finance at Vertex Distribution (previously known as Pawtucket Fasteners and Bell Fasteners), a Rhode Island-based, private-equity owned, $80 million manufacturer and distributor of corrosion resistant fasteners. He was at Vertex for 27 years. Mr. Griffith has an accounting degree from The College of William and Mary, and an MBA from Bryant University.

About CPS Technologies Corporation:

CPS is a global leader in producing metal-matrix composite components used to improve reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines, as well as heat spreaders in internet switches, routers and high-performance microprocessors.

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com